Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-233396

Prospectus Supplement No. 2

to Prospectus Dated November 7, 2019

980,557,497 Shares of Common Stock

This prospectus supplement no. 2 (the “Supplement’) supplements our prospectus dated November 7, 2019 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (File No. 333-233396), relating to the re-sale of 980,557,497 shares of our common stock, $0.01 par value per share (the “Common Stock”) by the selling stockholders identified in the Prospectus.

This Supplement incorporates into our Prospectus the information contained in our attached Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission on November 26, 2019, December 3, 2019 and December 23, 2019 respectively.

You should read this Supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This Supplement is qualified by reference to the Prospectus except to the extent that the information in the Supplement supersedes the information contained in the Prospectus.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Investing in the Common Stock offered by this Prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and under similar headings in this Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 23, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2019

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	OTC QB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As of November 21, 2019, the Company’s outstanding common stock had increased by more than 5% since the last reported common stock outstanding. As of November 25, 2019, Delcath Systems, Inc. had 24,388,054 shares of its common stock, $0.01 par value per share, issued and outstanding. The increase in outstanding shares of common stock is due to conversions of Series E Preferred Stock and Series E-1 Preferred Stock into common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: November 26, 2019	By:	/s/ Barbra Keck
Name: Barbra Keck
Title: Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2019

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	OTC QB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As of November 27, 2019, the Company’s outstanding common stock had increased by more than 5% since the last reported common stock outstanding. As of December 3, 2019, Delcath Systems, Inc. had 25,913,220 shares of its common stock, $0.01 par value per share, issued and outstanding. The increase in outstanding shares of common stock is due to conversions of Series E Preferred Stock and Series E-1 Preferred Stock into common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: December 3, 2019	By:	/s/ Barbra Keck
Name: Barbra Keck
Title: Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 489-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	OTC QB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

As of December 17, 2019, the Company’s outstanding common stock had increased by more than 5% since the last reported common stock outstanding. As of December 18, 2019, the Company had 27,696,554 shares of its common stock, $0.01 par value per share, issued and outstanding. The increase in outstanding shares of common stock is due to conversions of Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock into common stock.

Item 8.01	Other Events.

On December 19, 2019, following receipt of FINRA’s confirmation of the completion of its review of the Company’s Reverse Stock Split, the Company issued a press release announcing, among other things, that the Reverse Stock Split approved by the Company’s stockholders and the Board of Directors would be effected prior to the initiation of trading on December 24, 2019, consistent with FINRA’s forthcoming announcement on the FINRA Daily List on December 23, 2019. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

99.1	Press Release of Delcath Systems, Inc. dated December 19, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: December 23, 2019	By:	/s/ Barbra Keck
	Name:	Barbra Keck
	Title:	Chief Financial Officer

Exhibit 99.1

Delcath Systems Announces 1-for-700 Reverse Stock Split to be Effective on December 24, 2019

NEW YORK, Dec. 19, 2019 (GLOBE NEWSWIRE) — Delcath Systems, Inc. (OTCQB: DCTH), an interventional oncology company focused on the treatment of primary and metastatic liver cancers, announced that the Company’s Board of Directors has authorized a 1-for-700 reverse stock split of the Company’s common stock. Stockholders authorized the Company’s Board of Directors to effect the reverse stock split at the annual meeting of stockholders on September 17, 2019. The reverse stock split will be effected prior to the initiation of trading on December 24, 2019. The reverse stock split supersedes the 1-for-100 reverse stock split previously announced on October 18, 2019 which was not effected.

Beginning with trading on December 24, 2019, shares of Delcath common stock will be designated by the symbol DCTHD for 20 trading days, and thereafter will revert to the symbol DCTH. The new CUSIP number for the common stock following the reverse stock split will be 24661P 807.

The reverse stock split will reduce the number of shares of common stock issued and outstanding or required to be reserved for issuance from approximately 1.4 billion to approximately 2.1 million but will not affect the authorized number of shares of common stock the Company is authorized to issue which will remain at 1 billion shares. Fractional shares resulting from the reverse stock split will be rounded up to whole shares.

American Stock Transfer & Trust Company, LLC is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About Delcath System, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have been enrolling a global Registration clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) called The FOCUS Trial and have initiated a global Phase 3 clinical trial for intrahepatic cholangiocarcinoma (ICC) called The ALIGN Trial. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT) and has been used at major medical centers to treat a wide range of cancers of the liver. Since January 2019 CHEMOSAT is marketed under an exclusive licensing agreement with medac, a privately held multi-national pharmaceutical company headquartered in Germany and specializing in the treatment and diagnosis of oncological, urological and autoimmune diseases.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials, including without limitation the OM and ICC clinical trial programs, and timely enrollment and treatment of patients in the global Phase 3 OM and ICC clinical trials; IRB or ethics committee clearance of the Phase 3 OM and ICC Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial; the impact of the presentations at major medical conferences and future clinical results consistent with the data presented; approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure; the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany; clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK; the Company’s ability to successfully commercialize the

Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver; our ability to obtain reimbursement for the CHEMOSAT system in various markets; approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets; actions by the FDA or other foreign regulatory agencies; the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same; uncertainties relating to the timing and results of research and development projects; and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

Brett Maas

(646) 536-7331

brett@haydenir.com